Exhibit (a)(1)(B)(1)

ASSURED PHARMACY, INC.

OFFER TO EXCHANGE

ELECTION TO PARTICIPATE

This Election to Participate (this “Election to Participate”) relates to the offer (the “Offer”) by Assured Pharmacy, Inc., a Nevada corporation (the “Company”), described in the Amended Offer to Exchange, dated as of December 11, 2013 (the “Offer to Exchange”) and distributed to holders of the following outstanding securities: (i) 16% Senior Convertible Debentures issued to accredited investors in a private placement pursuant to a Stock Purchase Agreement the “Eligible Debentures”) and (ii) warrants to purchase common stock (the “Original Warrants” or the “Eligible Warrants” or the “Eligible Warrants”) issued to accredited investors in a private placement, the closing of which occurred on the same date the investor was issued their Eligible Debenture. The Debentures and Eligible Warrants are referred to collectively as the “Eligible Securities.”

To participate in the Offer and exchange your Eligible Securities for New Securities, you must: (a) properly complete, sign, date and deliver this Election to Participate or the Conversion Notice located at Annex A to your Original Debenture (“Annex A” or “Notice of Conversion”) to the Company’s tender offer agent: Issuer Direct, 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560 telephone (866) 752-8683, facsimile (646) 225-7104, email issuerservices@issuerdirect.com, pursuant to the instructions included in this Election to Participate, and (b) if choosing Option 2, deliver to the Company at the foregoing address the Subordination Agreement. Our tender offer agent must receive your Election to Participate and Subordination Agreement, if required to submit it, no later than 11:59 P.M. (Eastern time) on December 13, 2013 (such time and date, as they may be extended, (the “Expiration Date”)), which is the date the Offer will expire, unless extended. Failure to submit any of these items will result in the rejection of your tender.

If the Company receives one or more Elections to Participate and one or more Notices of Withdrawal signed by you, the Company will give effect to the form bearing the latest date and, if two forms bear the same date, then the form received last, as determined by the Company in its discretion.

If you elect to participate in the Offer, and the Company decides to accept your tender, the Company will issue you New Securities in the form provided for in the Offer to Exchange for your Eligible Securities promptly after the expiration of the Offer, in accordance with and subject to the terms and conditions described in the Offer to Exchange.

Any holder that is not the original holder of the Eligible Securities will be required to provide the Company with a copy of the executed documentation transferring such Eligible Securities.

Questions may be directed to the Company’s tender offer agent: Issuer Direct, 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560 telephone (866) 752-8683.

ACKNOWLEDGEMENT AND SIGNATURE:

Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Offer to Exchange.

Upon the terms and subject to the conditions set forth in the Offer to Exchange, I hereby tender to Assured Pharmacy, Inc. the Eligible Securities specified below for New Securities, subject to the terms described in the Offer to Exchange.

Subject to, and effective upon, the Company’s acceptance of the tendered Eligible Securities in accordance with the terms and subject to the conditions of the Offer to Exchange, I hereby terminate all right and interest I have in the tendered Eligible Securities and sell, assign and transfer to, or upon the order of, the Company all right, title and interest in and to the tendered Eligible Securities, in each case to the extent each such Eligible Securities are tendered, in accordance with my instructions herein.

I understand and acknowledge that:

(1) To accept the Offer, I must comply with the terms and conditions set forth in the Offer to Exchange and this Election to Participate.

(2) By tendering the Eligible Securities pursuant to the procedure described in the Offer to Exchange and in the instructions to this Election to Participate, I accept the terms and conditions of the Offer.

(3) Upon the Company’s acceptance of the tendered Eligible Securities, on or immediately after the Expiration Date, such tendered Eligible Securities will be cancelled.

(4) Promptly following the Expiration Date, the Company will send to me my New Securities.

(5) The Offer is not being offered to holders in any State or other jurisdiction in which the Offer would not be in compliance with the laws of such State or other jurisdiction.

(6) All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns.

I hereby represent and warrant that:

(1) I have the full power and authority to tender the Eligible Securities and that, when and to the extent the Eligible Securities are accepted for exchange by the Company, the Eligible Securities will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof and the Eligible Securities will not be subject to any adverse claims.

(2) Upon request, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange of the Eligible Securities pursuant to the Offer to Exchange.

(3) By submitting Annex A, I understand, acknowledge, represent and warrant all statements contained in the Election to Participate.

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IN WITNESS WHEREOF, the undersigned has duly executed this Election to Participate as of the date set forth below with respect to the following Eligible Securities tendered by the undersigned. If you hold more than one set of Eligible Securities (16% Senior Convertible Debenture and the warrants to purchase common stock  (the “Eligible Warrants”) issued on the same date), please make copies of this signature page and submit a separate signature page for each Eligible Securities set tendered.
Debenture No.: ____________ Date of issuance of Eligible Debenture: ___________________ Amount of Eligible Debenture: ___________________

Warrant No.: _______________

Date of issuance of Eligible Warrant: ________________

Number of shares of Common Stock issuable upon exercise of Eligible Warrant: _________________

Mark the Option chosen for New Securities:
__________ Option #1: The issuance of restricted shares of common stock for the settlement of the balance of the Eligible Debenture, which shall consist of principal plus the currently outstanding unpaid interest as of September 30, 2013, at $0.60 per share with the issuance of new warrants to purchase common stock (the “New Warrants”) at an exercise price of $0.60 per share for the first twelve (12) months following the closing date of the issuer tender offer (the “Tender Offer”) and $0.75 thereafter for the remainder of the New Warrant’s term, with such term to be an extension of the term of the Eligible  Warrant by three (3) years; or

__________ Option #2: The issuance of amended and restated debentures (the “New Debentures”) which include the principal balance plus all accrued and unpaid interest as of September 30, 2013 of the Eligible Debentures with a reduction of the interest rate from sixteen percent (16%) to ten percent (10%), the extension of the maturity date for an additional three (3) years past the Eligible Debenture’s maturity date, reduction of the conversion price to $0.75 per share, and execution of a subordination agreement pursuant to which the Company will make no further payments to the debt holders until such time as the redemption of certain Series D Preferred Stock has been made in full (“Subordination Agreement”) and the issuance of New Warrants, the expiration date of which shall be 3 years past the expiration date set forth in the Eligible Warrants and a reduction of the conversion price to $0.75 per share.

You must complete and sign the following exactly as your name appears on your tendered Eligible Securities. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact or another person acting in a fiduciary or representative capacity, please set forth the signatory’s full title and include with this Election to Participate proper evidence of the authority of such person to act in such capacity.

Date:	By:
(Signature)

(Print Name)

(Title, if applicable)
Address:

Telephone:
Fax:
Tax ID/SSN:

Note: All New Securities will be delivered to the above address.

INSTRUCTIONS
FORMING PART OF THE ELECTION TO PARTICIPATE

(1) Review the Offer. Please carefully review the Offer to Exchange, this Election to Participate and other materials related to the Offer.

(2) To Participate in the Offer. To participate in the Offer, you must properly complete, sign, date and deliver to us this Election to Participate or Annex A to your Eligible Debenture and if choosing Option 2 the Subordination Agreement before 11:59 P.M. (Eastern time) on December 13, 2013, unless extended (the “Expiration Date”). Please complete and sign a separate signature page to this Election to Participate for each set of Eligible Securities you are tendering. Delivery will be deemed made only when the Election to Participate, and the Subordination Agreement if choosing Option 2, are actually received by (not postmarked for delivery to) us. The acceptable method of delivering the Election to Participate and your securities is:

By mail using the enclosed pre-paid, self-addressed return envelope,

or

By mail or courier service to:

Issuer Direct, LLC
500 Perimeter Park Drive, Suite D
Morrisville, NC 27560
Telephone: (866) 752-8683

or by facsimile to: (646) 225-7104

or by electronic mail to: issuerservices@issuerdirect.com

We urge you to mail or courier sufficiently in advance of the Expiration Date to ensure our tender offer agent receives your documents prior to the Expiration Date. If you deliver by mail, we recommend that you use registered mail with return receipt requested. You should retain the return receipt for your records. Any type of delivery is at your own expense and risk.

If you do not submit this Election to Participate or Annex A prior to the expiration of the Offer, or if you submit an incomplete or incorrectly completed Election to Participate, you will be considered to have rejected the Offer. In that case, (a) your Eligible Securities will remain outstanding until they terminate or are exercised and (b) you will have no rights to any New Securities.

(3) Acceptance of Eligible Securities in Exchange for New Securities. When we accept your tendered Eligible Securities and we exchange them for New Securities promptly following the expiration of the Offer, you will have no further rights to your tendered Eligible Securities.

(4) To Withdraw Election. To withdraw from the Offer, you must properly complete, sign, date and deliver to us a separate Notice of Withdrawal before the Expiration Date for each Eligible Security that you have elected to lender, if you have tendered more than one set of Eligible Securities. Delivery will be deemed made only when the Notice of Withdrawal is actually received by (not postmarked for delivery to) us. Your Notice of Withdrawal becomes effective upon confirmation of receipt from the Company or its agent. Notices of Withdrawal must be delivered according to the acceptable method of delivery indicated above in Section 2. Once you have withdrawn your tendered Eligible Securities, you may re-tender your Eligible Securities before the expiration of the Offer only by again following the delivery procedures described above in Section 2.

(7) Irregularities. We will determine, in our sole discretion, all questions as to form, validity, including time of receipt, and acceptance of any tender of Eligible Securities or withdrawal of tendered Eligible Securities. Our determination of these matters will be final and binding on all parties, subject to the judgment of a court of competent jurisdiction. We may reject any or all tenders of or withdrawals of tendered Eligible Securities that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made, subject to the judgment of a court of competent jurisdiction to the contrary. We may waive, as to all eligible warrant holders, any defect or irregularity in any tender with respect to any particular set of Eligible Securities. No tender of Eligible Securities or withdrawal of tendered Eligible Securities will be deemed to have been properly made until all defects or irregularities have been cured by the tendering warrant holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders or withdrawals, and no one will be liable for failing to give notice of any defects or irregularities.

(8) Questions and Requests for Assistance and Additional Copies. Questions and requests for assistance should be directed to the Company’s tender offer agent, Issuer Direct, 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560 telephone (866) 752-8683. Additional copies of the Offer to Exchange, the Election to Participate and other related materials may be obtained from the Company’s tender offer agent.